Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the Marinus Pharmaceuticals 2024 Equity Incentive Plan, the Marinus Pharmaceuticals 2014 Equity Incentive Plan (as amended), the Individual Non-Qualified Stock Option Awards (Inducement Grants) and the Individual Restricted Stock Units (Inducement Grants) of our report dated March 5, 2024, with respect to the consolidated financial statements of Marinus Pharmaceuticals, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2023, filed with the Securities and Exchange Commission.

/s/ Ernst and Young, LLP

Philadelphia, Pennsylvania

June 6, 2024